UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2016

GREAT BASIN SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36662	83-0361454
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

420 E. South Temple, Suite 520

Salt Lake City, UT

(Address of principal executive offices)

84120

(Zip code)

(801) 990-1055

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 26, 2016, Great Basin Scientific, Inc. (the “Company”) entered into subscription agreements with certain investors (the “Investors”) (and sold Units (as defined below) to other investors pursuant to a prospectus) relating to the sale and issuance by the Company of up to 3,160,000 Units (the “Units”), at a price of $1.90 per Unit, each of which consists of one share of the Company’s common stock and one Series G Warrant (the “Series G Warrants”), each Series G Warrant to purchase one share of the Company’s common stock at an exercise price of $1.90 per share of common stock (a “Warrant Share”) for a period of five years from their date of issuance (the “Offering”). The Units will not be issued or certificated. The Investors will receive only shares of common stock and Series G Warrants. The common stock and the Series G Warrants may be transferred separately immediately upon issuance.

The exercise price of the Series G Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. The exercise price of the Series G Warrants is also subject to anti-dilution adjustments for any issuance of common stock or rights to acquire common stock for consideration per share less than the exercise price of the Series G Warrants. For purposes of these adjustments, dilutive issuances do not include securities issued under existing instruments (other than the outstanding convertible notes), under board-approved equity incentive plans or in certain strategic transactions.

Under the terms of the subscription agreements, the Company agreed with the investors in the financing that for a period of ninety (90) days from the date hereof, the Company shall not, without the prior written consent of investors who in the aggregate purchased at least 67% of the shares of common stock in the Offering pursuant to the subscription agreements, directly or indirectly offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, other than an Exempt Issuance as defined in the Series G Warrants and any shares of common stock issuable pursuant to the convertible notes as described in clause (b) of Exempt Issuance as defined in the Series G Warrants.

Under the terms of the Offering, each investor, that either alone or together with its Trading Affiliates purchases 5,000 or more shares of common stock in this offering, has agreed with us to limit its sales to no more than a certain percentage of the daily trading volume of the common stock on each Trading Day (as defined in the subscription agreement) during the five (5) consecutive Trading Days commencing on May 26, 2016. Each investor’s individual allowable percentage is fixed and based on the number of shares of our common stock purchased by the investor and its Trading Affiliates. The aggregate effect of such trading restrictions is to limit sales by such investors to approximately 35% of the daily trading volume on each Trading Day during the restricted period. The aforementioned trading restrictions do not apply to any transaction in our common stock at or above a price of $2.565. “Trading Affiliates” is defined as affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended), which (x) have knowledge of the transactions contemplated by the subscription agreement, (y) has or shares discretion relating to the investor’s investments or trading or information concerning the investor’s investments, including in respect of the common shares purchased in the Offering, or (z) is subject to the investor’s review or input concerning such affiliate’s investments or trading.

In addition, on May 26, 2016, the Company entered into a placement agent agreement (the “Placement Agent Agreement”) with Roth Capital Partners, LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s agent for the sale of the Units to the public in the Offering. The Company agreed to pay the Placement Agent a cash fee equal to 7% of the gross proceeds from the Offering. The Company will reimburse the Placement Agent for its reasonable out-of-pocket expenses up to $100,000. The Company estimates that the total expenses of the Offering, excluding the placement agent fees, will be approximately $350,000.

The Company expects the Offering to close on or about June 1, 2016, subject to the satisfaction of customary closing conditions. The Placement Agent Agreement contains customary representations, warranties and covenants of the Company and provides that the Company will indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to reimburse the Placement Agent for payments that the Placement Agent may be required to make because of such liabilities.

The Company conducted the Offering pursuant to a Registration Statement on Form S-1 (File No. 333-211334), which was declared effective by the Securities and Exchange Commission on May 25, 2016.

The foregoing descriptions of the Placement Agent Agreement, the Subscription Agreements and the Series G Warrant are a summary description of the material terms thereof and is qualified in its entirety by reference to the full text of the Placement Agent Agreement, the form of Subscription Agreement and the form of Series G Warrant, which are incorporated by reference hereto and filed as Exhibits 10.1, 10.2 and 10.3, respectively, to the this Current Report on Form 8-K.

Item 8.01 Other Events.

On May 26, 2016, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

EXHIBIT	DESCRIPTION

10.1	Placement Agent Agreement by and between the Company and Roth Capital Partners, LLC

10.2	Form of Subscription Agreement

10.3	Form of Series G Warrant

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT BASIN SCIENTIFIC, INC.

Date: May 26, 2016	By:	/s/ Ryan Ashton
Ryan Ashton
President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

10.1	Placement Agent Agreement by and between the Company and Roth Capital Partners, LLC

10.2	Form of Subscription Agreement

10.3	Form of Series G Warrant

99.1	Press Release